Exhibit 4.51

FIRST ADDENDUM TO LICENSE AGREEMENT

This First Addendum (the “First Addendum”) to that certain License Agreement entered into by and between Biokine Therapeutics Ltd. (“Biokine”) and BioLineRx Ltd. (“BioLine”) dated September 2, 2012, as subsequently amended (the “Agreement”), is made effective as of October 16, 2019 (the “Addendum Effective Date”). Capitalized terms not defined in this First Addendum shall have the meanings given to them in the Agreement.

Whereas, the Parties desire to set out certain commercial and ownership arrangements with respect to (i) that certain US Provisional Patent Application number 62746587 (titled “Treatment of Metastatic Pancreatic Adenocarcinoma”), a copy of which is attached hereto at Annex A (hereinafter, the “New Patent Application”); and (ii) certain other developments to the Licensed Technology that the Parties have arrived at in the past and may in the future may arrive at.

Now, therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	New Patent Application

(a)          Biokine acknowledges that, as between Biokine and BioLine, BioLine is the exclusive owner of all intellectual property rights in, to and under the New Patent Application, as well as any patent issuing thereon, and any foreign counterpart, international counterpart, divisional, continuation, continuation-in-part, reissue, renewal, reexamination, substitution or extension thereof or thereto (collectively, the “New Patent Application Rights”).

(b)          Without derogating from the legal ownership interest expressed in Section 1(a) above, the Parties agree that, subject to the additional provisions of this Section 1, from commercial, economic and definitional perspectives only: (A) BioLine’s interest in the New Patent Application Rights shall be deemed to be included as part of the definition of “Licensed Technology” in the Agreement (it being clarified, for the avoidance of doubt, that there is technically no actual license being granted by Biokine with respect to the New Patent Application Rights as contemplated in Section 2.2 of the Agreement); and (B) any product, in any indication, that comprises, contains, incorporates or is covered by New Patent Application Rights shall be deemed to be included as part of the definition of “Licensed Product” in the Agreement.

As examples only, of the foregoing: (i) Biokine shall be entitled to receive payments on Sublicense Receipts, pursuant to Section 6.3 (Payments on Sublicense Receipts) of the Agreement, in connection with New Patent Application Rights; and (ii) Biokine shall be entitled to receive royalties, pursuant to Section 6.7 (Royalty Payments) of the Agreement, in connection with New Patent Application Rights.

(c)           The arrangement in Section 1(b) above, however, shall not apply in the following circumstances:

(i)
For the purpose of Section 12.2 of the Agreement (Effect of Expiration), following the expiration of this Agreement pursuant to Section 12.1, BioLine shall retain the right to exploit the New Patent Application Rights; provided, however, that Biokine shall have a non-exclusive, non-royalty-bearing, fully paid-up, worldwide license under BioLine’s rights in, to and under the New Patent Application Rights to research, have researched, develop, have developed, manufacture, have manufactured, use, market, distribute, offer for sale, sell, have sold, export and import Licensed Products and/or provide services relating thereto.

(ii)
Solely for the purpose of Section 12.4 of the Agreement (Effect of Termination) (and not for Section 3.2 of the Agreement), (x) the New Patent Application Rights shall be treated as a New Development and the arrangements set out in Section 12.4.2 of the Agreement shall  apply with respect thereto; provided, however, that the license granted to Biokine pursuant to Section 12.4.2 shall be non-royalty-bearing; and (y) upon termination of the Agreement, BioLine’s rights and licenses in and to the Licensed Technology shall terminate in accordance with Section 12.4.1, and BioLine shall cease all access and use of the Licensed Technology and comply with the destruction and return obligations stated therein.

2.	Developments

(a)          Prior Developments. In respect of the developments listed in Annex B attached hereto that arose prior to the Addendum Effective Date and in connection of which the Parties have in the past (including without limitation by course of conduct) agreed to joint ownership of the intellectual property rights therein and thereto (the “Prior Developments”), the Parties hereby agree that each Party shall own an undivided one-half interest in, to and under such Prior Developments, and Biokine’s interest therein and thereto shall be and is hereby confirmed to be included within the scope of Licensed Technology under the Agreement.

(b)          Future Developments. The Parties hereby agree that with respect to developments that arise after the Addendum Effective Date (“Future Developments”) that are invented or created jointly by Biokine or by persons having an obligation to assign such rights to Biokine, and by BioLine or by persons having an obligation to assign such rights to BioLine, each Party shall own an undivided one-half interest in, to and under any such Future Developments, and Biokine’s interest therein and thereto shall be and is hereby confirmed to be included within the scope of Licensed Technology under the Agreement.

3.	Transparency via JDC

BioLine agrees to keep Biokine informed via the Joint Development Committee (including by providing relevant details any further information reasonably requested by Biokine) of any ownership rights asserted or claimed (or anticipated to be asserted or claimed) by any third party (including, but not limited to, by Merck Sharp & Dohme B.V. (“Merck”) or its Affiliates pursuant to that certain Clinical Trial Collaboration and Supply Agreement (for Pancreatic Cancer Study) between Merck and BioLine, dated January 11, 2016 – hereinafter, the “BioLine-Merck Agreement”) in or to any Prior Developments and/or Future Developments.

4.	Effectuation

The ownership arrangements described herein (a) may only be amended or supplemented by written agreement signed by both Parties; and (b) shall apply notwithstanding anything, in the past or future, stated, testified or indicated to the contrary before any patent offices or similar authorities, or in any filing or registration before such offices or authorities (such as within the New Patent Application itself). The Parties shall in good faith cooperate, and execute such documents and perform such acts (including without limitation executing and giving all necessary filing, registrations, recordations, oaths, declarations, affidavits, waivers, and assignments to or before applicable patent offices and authorities worldwide), to give effect to the ownership arrangements described herein with respect to Prior Developments and Future Developments. Furthermore, in connection with securing, protecting, or enforcing any of its ownership rights under this First Addendum, either Party may at any time seek equitable relief in any court of competent jurisdiction.

5.	Third Party Purchasers.

Excluding any assignment or transfer to Merck, In the event BioLine assigns or otherwise transfers to a third party (a "Third Party Purchaser") all or part of its ownership in, to or under New Patent Application Rights, such Third Party Purchaser shall be bound by the terms and conditions of this First Addendum (including without limitation the obligation to pay Sublicense Receipts and royalties in connection therewith), and the consideration paid by or on behalf of said Third Party Purchaser under such assignment or transfer, shall be deemed a Sublicense Receipt under the Agreement.

6.	Applicability of the Agreement.

This First Addendum shall be considered part of the Agreement and, in connection with intellectual property rights ownership in, to, and under the New Patent Application Rights, and/or Prior Developments and Future Developments, this First Addendum shall prevail to the extent of any conflict with any provision of the main body of the Agreement. Except as expressly provided herein, the provisions of the Agreement shall remain unchanged and apply mutatis mutandis to this First Addendum.

[Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this First Addendum to be duly executed by their authorized representatives.

BIOKINE THERAPEUTICS LTD. By: /s/ Amnon Peled Name: Amnon Peled Title: CEO	BIOLINERX LTD. By: /s/ Mali Zeevi Name: Mali Zeevi Title: CFO

16/10/2109

/s/ H L Shaw
Dr H L Shaw
Chairman, Biokine

ANNEX A

New Patent Application

Embedded files: Provisional Patent Application No. 62746587, filed October 17, 2018
Electronic Acknowledgement Receipt for above application

ANNEX B

Prior Developments

Parent Patent Application	Title
PCT/IL2018/051023 Filed on 12 September 2018	METHODS OF TREATING DISEASES ASSOCIATED WITH VASCULAR SMOOTH MUSCLE CELL PROLIFERATION
Provisional Patent Application 62/875,522 Filed on 18 July 2019	COMBINATION THERAPY FOR TREATING CANCER
PCT/IL2019/051057 Filed on 25 September 2019	METHODS OF SELECTING TREATMENT FOR CXCR4-ASSOCIATED CANCER
PCT/IL2019/051127 Filed on 17 October 2019	COMBINATION THERAPY FOR TREATMENT OF PANCREATIC CANCER
PCT/IL2019/051126 Filed on 17 October 2019	COMBINATION THERAPY FOR TREATMENT OF PANCREATIC CANCER